Exhibit 99.1

Celsion Corporation Announces Cancellation of Registered Direct Offering

LAWRENCEVILLE, N.J. – June 22, 2017 - Celsion Corporation (the “Company”) (NASDAQ: CLSN) today announced that it has cancelled the registered direct offering of common stock announced Monday, June 19, 2017. The Company had entered into security purchase agreements with three institutional investors to purchase shares of common stock, or pre-funded warrants in lieu thereof, at $2.75 per share for gross proceeds of $5.4 million. After careful review, the Company noted it did not possess the ability to register a sufficient number of shares pursuant to Form S-3 until July 1, 2017. As a result, the Company's Board of Directors has agreed to cancel the transaction. The Company has entered into an agreement with each of the investors to terminate the offering. The Company has also entered into agreements with some of the investors, which include the right for such investors to participate in a single offering or multiple offerings of securities by which Celsion offers in such offering(s) at least $2,000,000 of securities on terms no less favorable than the cancelled transaction, a make-whole provision in respect of losses incurred by such investors in respect of the cancelled transaction, a most favored nation clause with respect to agreements entered into by the other investors, and an offer to reprice certain warrants held by such investors.

About Celsion Corporation

Celsion is a fully-integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer and in Phase II development for the treatment of recurrent chest wall breast cancer. The pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers. Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. For more information on Celsion, visit our website: http://www.celsion.com.

Additional Information

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of the securities offered, market conditions, and the closing of the transaction described in this press release, which is subject to customary conditions. Forward-looking statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, dated March 24, 2017, and Quarterly Report on Form 10-Q, dated May 12, 2017. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

Jeffrey W. Church

Senior Vice President & CFO

609-482-2455

jchurch@celsion.com